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                                                                    Exhibit 99.5


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]


Board of Directors
Anadarko Petroleum Corporation
17001 Northchase Drive
Houston, Texas  77060

Members of the Board:

                  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Anadarko Petroleum Corporation ("Anadarko") as Annex E to the Joint Proxy Statement/Prospectus of Anadarko and Union Pacific Resources Group Inc. ("UPR") relating to the proposed merger transaction involving Anadarko and UPR and reference thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinion Anadarko's Financial Advisor" and "THE MERGER -- Opinion of Anadarko's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                           By:    /s/ Marc Granetz
                                  --------------------------------------
                                  CREDIT SUISSE FIRST BOSTON CORPORATION




May 30, 2000